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                                                                     EXHIBIT 11
                                DORSEY & WHITNEY LLP
                               Pillsbury Center South
                               220 South Sixth Street
                         Minneapolis, Minnesota 55402-1498


                                   _______, 1998


Fortis Equity Portfolios, Inc.
500 Bielenberg Drive
Woodbury, Minnesota 55125


   Re: Fortis Capital Fund, a series of Fortis Equity Portfolios, Inc. Shares to be Issued Pursuant to Agreement and Plan of Reorganization

Ladies and Gentlemen:

          We have acted as counsel to Fortis Equity Portfolios, Inc., a Minnesota corporation ("Fortis Equity"), in connection with its authorization and proposed issuance of Class A, Class B, Class C and Class H common shares of Fortis Capital Fund, par value $.01 per share (the "Shares"). The Shares are to be issued pursuant to an Agreement and Plan of Reorganization (the "Agreement"), by and between Fortis Equity and Fortis Fiduciary Fund, Inc., a Minnesota corporation, the form of which Agreement is included as Exhibit A to the Prospectus/Proxy Statement relating to the transactions contemplated by the Agreement included in Fortis Equity's Registration Statement on Form N-14 filed with the Securities and Exchange Commission (the "Registration Statement").

          In rendering the opinions hereinafter expressed, we have reviewed the corporate proceedings taken by Fortis Equity in connection with the authorization and issuance of the Shares, and we have reviewed such questions of law and examined copies of such corporate records of Fortis Equity, certificates of public officials and of responsible officers of Fortis Equity, and other documents as we have deemed necessary as a basis for such opinions. As to the various matters of fact material to such opinions, we have, when such facts were not independently established, relied to the extent we deem proper on certificates of public officials and of responsible officers of Fortis Equity. In connection with such review and examination, we have assumed that all copies of documents provided to us conform to the originals; that all signatures are genuine; and that prior to the consummation of the transactions contemplated thereby, the Agreement will have been duly and validly executed and delivered on behalf of each of the parties thereto in substantially the form included in the Registration Statement.

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          Based on the foregoing, it is our opinion that:

          1. Fortis Equity is validly existing as a corporation in good standing under the laws of the State of Minnesota.

          2. The Shares, when issued and delivered by Fortis Equity pursuant to, and upon satisfaction of the conditions contained in, the Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

          In rendering the foregoing opinions (a) we express no opinion as to the laws of any jurisdiction other than the State of Minnesota; and (b) we have assumed, with your concurrence, that the conditions to closing set forth in the Agreement will have been satisfied.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in Fortis Equity's final Prospectus/Proxy Statement relating to the Shares included in the Registration Statement.

                                             Very truly yours,


KLP                                          /s/ Dorsey & Whitney LLP